Exhibit 99.1

Valassis Amends Credit Agreement Allowing it to Repurchase Term Loans Below Par

Revolving Loan Commitment Reduced by $20 Million

Livonia, Mich., Jan. 26, 2009: Valassis (NYSE: VCI), one of the nation’s leading media and marketing services companies, announced today that it has entered into an amendment to its senior secured credit facility to, among other things, permit Valassis to use up to $125 million to repurchase its outstanding term loans under the senior secured credit facility at prices below par through one or more “modified Dutch” auctions during 2009. The amendment does not obligate Valassis to make any such repurchases. In addition, Valassis agreed to voluntarily reduce the availability under the revolving credit portion of its senior secured credit facility from $120 million to $100 million in exchange for the ability to keep $20 million of revolving loans outstanding at the time it commences any modified Dutch auction. As of Sept. 30, 2008, Valassis had $612.3 million of term loans outstanding under its credit facility. There can be no assurance that Valassis will repurchase any such loans.

The credit agreement amendment also permits Valassis to exclude from the definition of Consolidated Interest Expense swap breakage costs in connection with any repurchases or payments on outstanding loans, including pursuant to a modified Dutch auction.

“Coming on the heels of the payoff and cancellation of our 6 5/8% Senior Secured Notes that matured on Jan. 15, 2009, we believe that this credit agreement amendment will be credit enhancing and will mark the next step in our continuing efforts to deleverage our balance sheet,” said Robert L. Recchia, Valassis Executive Vice President and Chief Financial Officer.

Valassis will file a copy of the credit agreement amendment on Form 8-K with the Securities and Exchange Commission.

About Valassis

Valassis is one of the nation’s leading media and marketing services companies, offering unparalleled reach and scale to more than 15,000 advertisers. Its RedPlum media portfolio delivers value on a weekly basis to over 100 million shoppers across a multi-media platform – in-home, in-store and in-motion. Through its newest offering – redplum.com – consumers will find compelling national and local deals online. Headquartered in Livonia, Michigan with approximately 7,000 associates in 28 states and eight countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its America’s Looking for Its Missing Children® program. Valassis companies include Valassis Direct Mail, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For more information, visit http://www.valassis.com or http://www.redplum.com.

Safe Harbor and Forward-Looking Statements

Certain statements found in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from the Company’s existing competitors; new competitors in any of the Company’s businesses; a shift in client preference for different promotional materials, strategies or coupon delivery methods, including, without limitation, as a result of declines in newspaper circulation; an unforeseen increase in the Company’s paper or postal costs; changes which affect the businesses of the Company’s clients and lead to reduced sales promotion spending, including, without limitation, a decrease of marketing budgets which are generally discretionary in nature and easier to reduce in the short-term than other expenses; the Company’s substantial indebtedness, and ability to refinance such indebtedness, if necessary; and its ability to incur additional indebtedness, may affect the Company’s financial health; the financial condition of the Company’s clients, suppliers or other counterparties; the adverse impact of the ongoing economic downturn on the marketing expenditures and activities of the Company’s clients and prospective clients; the Company’s ability to comply with or obtain modifications or waivers of the financial covenants contained in the Company’s debt documents; certain covenants in the Company’s debt documents could adversely restrict the Company’s financial and operating flexibility; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in the Company’s clients’ promotional needs, inventories and other factors; the Company’s failure to attract and retain qualified personnel may affect its business and results of operations; a rise in interest rates could increase the Company’s borrowing costs; the outcome of ADVO’s pending shareholder lawsuits; possible governmental regulation or litigation affecting aspects of the Company’s business; and general economic conditions, whether nationally or in the market areas in which the Company conducts its business, may be less favorable than expected. These and other risks and uncertainties related to the Company’s business are described in greater detail in its filings with the United States Securities and Exchange Commission, including the Company’s reports on Forms 10-K and 10-Q and the foregoing information should be read in conjunction with these filings. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:

Mary Broaddus

Director, Investor Relations and Corporate Communications

734-591-7375

broaddusm@valassis.com